Deloitte & Touche LLP
Princeton Forrestal Village
116-300 Village Boulevard
Princeton, NJ  08540

Independent Auditors' Consent

Mosaic Government Money Market Trust:

We consent to the incorporation by reference in this Post-Effective
Amendment No. 23 to Registration Statement No. 2-63713 of Mosaic Government Money Market Trust of our report dated November 12, 1999 appearing in the Annual Report to Shareholders for the year ended September 30, 1999 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements and Other Additional Information" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
Princeton, New Jersey
January 31, 2000